Exhibit 10(a)

ONCOR ELECTRIC DELIVERY COMPANY LLC

ELEVENTH AMENDED AND RESTATED

EXECUTIVE ANNUAL INCENTIVE PLAN

Plan Document

Effective as of July 28, 2026

Contents

Eleventh Amended and Restated Executive Annual Incentive Plan

i

ONCOR ELECTRIC DELIVERY COMPANY LLC

eLEVENTH AMENDED AND RESTATED EXECUTIVE ANNUAL INCENTIVE PLAN

Article I.Purpose.

The Oncor Electric Delivery Company LLC Eleventh Amended and Restated Executive Annual Incentive Plan (the “Plan”) is effective as of July 28, 2026. The Plan provides for annual bonus incentive award opportunities for eligible Participants payable in cash. The Plan amends and restates in its entirety the Tenth Amended and Restated Executive Annual Incentive Plan effective as of January 1, 2024.

The principal purposes of the Plan are to attract, motivate, and retain key employees; to align the interests of Participants and the Company by rewarding performance that satisfies established performance goals; to motivate Participant behaviors that drive successful results at the Company and individual levels; and to support collaboration across essential organizational interfaces.

Article II.Definitions.

When used in the Plan, the following terms shall have the meanings set forth below:

(a) “Additional Persons” means such other individuals who are not Executive Officers, under the Plan, but who are senior officers or key employees identified by the O&C Committee, in consultation with the Company CEO.

(b) “Award” means the amount payable to a Participant under this Plan for any Plan Year, as determined in accordance with the terms of the Plan.

(c) “Base Salary” means the annualized base salary designated for the Participant in the payroll records of the Company, prior to any deferrals, and excluding any overtime pay, bonuses, incentive compensation, expense reimbursements, and fringe benefits of any kind for the applicable Plan Year.

(d) “Cause” means any one or more of the following: (i) as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Participant and the Company; or (ii) if there is no such employment or change-in-control agreement, (A) if, in carrying out his or her employment duties to the Company, the Participant engages in conduct that constitutes:  (1) a breach of his or her fiduciary duty to the Company or its equity interest holders, (2) gross neglect, or (3) gross misconduct resulting in material and objectively determinable damage to the business of the Company, or (B) upon the indictment of the Participant for, or the Participant’s plea of nolo contendere to, a felony or a misdemeanor involving moral turpitude.

Notwithstanding the foregoing, a termination of a Participant’s employment for any of the reasons described in clause (ii)(A) above (or any comparable reasons described in any applicable employment agreement under clause (i) above) shall not constitute a termination for Cause unless:  (A) the Participant has received written notice specifying the alleged misconduct constituting Cause, (B) the Participant has been given an opportunity to be heard by (1) the Board of Directors of the Company, with respect to a Participant who is an Executive Officer or Additional Person, or (2) the Executive Team, with respect to a Participant who is not an Executive Officer, and (C) following such hearing, or the Participant’s failure to request such a hearing within a reasonable period, the Board of Directors or Executive Team, as applicable, determines, in good faith by at least a 2/3 vote, that the termination for Cause is appropriate under the circumstances.

(e) “Company” means Oncor Electric Delivery Company LLC, a Delaware limited liability company, and its successors and assigns.
(f) “Company CEO” means the Chief Executive of the Company.

(g) “Disability” or “Disabled” means disability as defined under the long-term disability benefit offered under the Oncor Electric Delivery Company LLC Employee Welfare Benefit Plan, or any predecessor or successor plan providing long-term disability benefits.

(h) “Executive Officers” means the Company CEO and other executive officers, as defined by the Board of Directors of the Company.
(i) “Executive Team” means the group of Executive Officers of the Company.
(j) “Final Funding Percentage” means the percentage that is determined by the O&C Committee for each Plan Year in accordance with Article V.B. of this Plan.

(k) “Individual Performance Modifier” means a percentage based on individual Participant performance established by the O&C Committee for Executive Officers and Additional Persons or the Executive Team for other Participants, in accordance with Article VI., and used in determining a Participant’s Award. The Individual Performance Modifier may be based on factors which include, without limitation, Company financial or operational measures, individual management and other goals, personal job objectives and competencies, the demonstration of team building and support attributes, and general demeanor and behavior.

(l) “O&C Committee” means the Organization and Compensation Committee of the Board of Directors of the Company.
(m) “Operational Metric(s)” means the operational or other metrics that the O&C Committee elects to apply in determining the Final Funding Percentage for a particular Plan Year.

(n) “Operational Metric Funding Percentage” means a percentage established by the O&C Committee based on the total amount or level of attainment of the threshold, target, superior, and/or other  achievement levels of the Operational Metrics set by the O&C Committee for a particular Plan Year.

(o) “Participant” means an individual (i) who is an officer of the Company having a title of vice president or above, Assistant Secretary, Controller, or Treasurer or who is designated as an Additional Person, and (ii) who is employed by the Company for a period of at least ninety (90) days during the Plan Year.

(p) “Plan” means this Eleventh Amended and Restated Executive Annual Incentive Plan.
(q) “Plan Year” means the twelve (12) month period beginning each January 1 and ending December 31.

(r) “Retirement” means a Participant’s termination of employment with the Company upon attaining at least age 55 and completing at least 15 years of Accredited Service, as defined under the Oncor Retirement Plan or a successor plan.

(s) “Target Award” means an Award amount for an individual Participant equal to a percentage of the Participant’s Base Salary, which is anticipated based on a  100% achievement level of the Operational Metrics and individual Participant performance as established by the O&C Committee. The Target Award shall be used in calculating an individual’s actual Award for a Plan year.

(t)  “Total Weighted Operational Metric Funding Percentage” means a percentage calculated by adding together the weighted Operational Metric Funding Percentage for each Operational Metric in a given Plan Year. The weighted Operational Metric Funding Percentage for each Operational Metric shall be determined by multiplying the Operational Metric Funding Percentage by the weighted percentage level assigned to such Operational Metric by the O&C Committee for a particular Plan Year.

Article III.Eligibility and Participation.

All individuals who, as of the first day of a Plan Year, meet the definition of a Participant hereunder, shall be eligible to participate in this Plan for such Plan Year. Awards, if any, for individuals who become Participants during the Plan Year or whose participation in this Plan is terminated during the Plan Year, shall be determined under, and in accordance with, Article VIII. hereof. Participation in this Plan for any Plan Year shall not entitle an individual to future participation.

Article IV.Establishment of Performance Goals.

For each Plan Year, the O&C Committee will establish: (i) the Operational Metrics and the applicable threshold, target, superior, aspirational, and/or other achievement levels for such Operational Metrics,  (ii) the weighting of each Operational Metric to be used in calculating the Total Weighted Operational Metric Funding Percentage, and (iii) the Target Award for Executive Officers and Additional Persons.  For each Plan Year, the Executive Team will determine the Target Award for each Participant, other than for Executive Officers and Additional Persons. Such determinations by the O&C Committee and the Executive Team shall be made at such times and shall be based on such criteria as the O&C Committee and the Executive Team shall determine, respectively, in their sole discretion. The O&C Committee and the Executive Team shall each have full authority and discretion, for any particular Plan Year, to modify at any time prior to the payout of the Award, if any, for such Plan Year any of their respective determinations hereunder, with respect to all Participants or any individual Participant, including, without limitation, determinations which affect the calculation or amount of Awards, the Final Funding Percentage, or the Individual Performance Modifier. Once determined, or modified, such determinations shall be communicated to the affected Participants in such form and manner as the Executive Team determines to be appropriate.

Article V.Establishment of Awards.

After the end of each Plan Year, the O&C Committee shall certify the amount or level of the Company’s Operational Metrics attained.  The O&C Committee shall also determine the Total Weighted Operational Metric Funding Percentage and the resulting Final Funding Percentage for the Plan Year.

A.Determination of the Total Weighted Operational Metric Funding Percentage.

The Operational Metric Funding Percentage for each Operational Metric shall be determined by the Company’s level of achievement of each of the Operational Metrics set by the O&C Committee for the Plan Year. Each Operational Metric Funding Percentage shall then be multiplied by the weighting percentage of such Operational Metric as set by the O&C Committee, and adjusted by any Operational Metric modifiers set by the O&C Committee for the Plan Year, to determine a weighted Operational Metric Funding Percentage. The weighted Operational Metric Funding Percentages shall be added together to determine the Total Weighted Operational Metric Funding Percentage.

B.Determination of the Final Funding Percentage.

The Final Funding Percentage is equal to the Total Weighted Operational Metric Funding Percentage unless the Total Weighted Operational Metric Funding Percentage is more than 200%, in which case the Final Funding Percentage is 200%.

Article VI.Determination of Individual Participant Awards and Application of Individual Performance Modifier.

A.Determination of Individual Participant Awards.

Each Participant’s Award for a Plan Year will be determined after the end of each Plan Year by multiplying the Participant’s Target Award by the Final Funding Percentage; and multiplying such amount by the applicable Individual Performance Modifier determined in accordance with Article VI.B. below. The O&C Committee shall determine each Award for Executive Officers and Additional Persons and the Executive Team shall determine each Award for other Participants.

B.Application of Individual Performance Modifier.

(i)As described in Article VI.A. above, the amount determined by multiplying the Participant’s Target Award by the Final Funding Percentage shall be adjusted by applying the Individual Performance Modifier for each Participant in the sole discretion of (a) the O&C Committee, in the case of Executive Officers or Additional Persons, or (b)  the Executive Team, in the case of all other Participants.

(ii)The Participant’s Individual Performance Modifier shall be established by the O&C Committee or the Executive Team, as applicable, in its sole discretion within the range of plus fifty percent (+50%) and minus fifty percent (-50%), or such other range as may be determined by the O&C Committee or the Executive Team, as applicable.

Article VII.Payment of Awards.

All Awards will be paid in the form of a lump sum cash payment to Participants by March 15 of the year following the end of the Plan Year to which the Award relates, subject to applicable tax withholding requirements.

Article VIII.Termination of Employment and Partial Awards.

Participation in the Plan shall cease immediately upon a Participant’s termination of employment with the Company for any reason (with or without Cause), including as a result of the Participant’s death, Disability, Retirement, or transfer to an affiliate of the Company. However, the Participant may be eligible for a partial award for the Plan Year in which termination of employment occurs, in accordance with and subject to the provisions of Articles VIII.B. and VIII.C. Additionally, a Participant whose termination of employment occurs for any reason other than a termination for Cause after the end of a Plan Year but before receiving payment of an Award for the Plan Year may be eligible for an Award, in accordance with and subject to the provisions of Article VIII.D. An individual who becomes a Participant during the Plan Year, may, in the sole discretion of the Executive Team (or, in the case of a Participant who is an Executive Officer or Additional Person, in the discretion of the O&C Committee), be entitled to receive payment of a partial Award, prorated for the number of days that the individual was a Participant during the Plan Year.

A.Termination of Employment During a Plan Year.

If, during a Plan Year, a Participant’s employment with the Company terminates for any reason other than death, Disability, or Retirement, such Participant shall forfeit any right to receive an Award for the Plan Year in which such resignation or termination takes place.

B.Death, Disability, or Retirement.

Notwithstanding the foregoing, if a Participant’s employment terminates as a result of the Participant’s death, Disability, or Retirement during a Plan Year after having attained at least ninety (90)

days of participation in the Plan during such Plan Year, the Participant, or the Participant’s beneficiary in the case of the Participant’s death, may, in the sole discretion of the Executive Team (or, in the case of a Participant who is an Executive Officer or Additional Person, in the discretion of the O&C Committee), be entitled to receive payment of a partial Award, prorated for the number of days that the individual was a Participant during the Plan Year in which such death, Disability, or Retirement takes place. Any such Award shall be paid at the same time and in the same form that all other Awards are paid for such Plan Year. The decisions of the Executive Team (or, in the case of a Participant who is an Executive Officer or Additional Person, the decisions of the O&C Committee) with respect to such Awards shall be final and binding on all parties. For purposes of this provision, a Participant may designate one or more beneficiaries to receive the Participant’s Award, if any, in the event of the Participant’s death, by filing a form in the manner prescribed by the Executive Team.  If the Participant does not name a beneficiary and the Participant has a surviving spouse, the Award will be paid to the Participant’s surviving spouse.  If the Participant does not name a beneficiary and the Participant does not have a surviving spouse, the Award will be paid to the Participant’s estate.

C.Transfers.

If a Participant (i) transfers employment to an affiliate of the Company after having attained at least ninety (90) days of participation in the Plan during the Plan Year, and (ii) continues to be employed by an affiliate of the Company through the remainder of the Plan Year, such individual shall, based on criteria determined by the Executive Team in its sole discretion (or, in the case of a Participant who is an Executive Officer or Additional Person, based on criteria determined by the O&C Committee in its sole discretion), be entitled to receive a partial Award hereunder, prorated on the basis of the number of days such individual was employed by the Company during the Plan Year. Any such Award shall be paid at the same time and in the same form that all other Awards are paid for such Plan Year under this Plan. The decisions of the Executive Team (or, in the case of a Participant who is an Executive Officer or Additional Person, the decisions of the O&C Committee) with respect to such Awards shall be final and binding on all parties.

D.Termination of Employment After the End of a Plan Year.

If an individual remains a Participant through the last day of a Plan Year, and the Participant’s employment terminates for any reason other than a termination for Cause prior to payment of an Award for such closed Plan Year, the Participant will receive the Award (if any) for such closed Plan Year at the same time as paid to Participants who are current employees.  Notwithstanding anything to the contrary, a Participant will forfeit any unpaid Award upon a termination for Cause.

Article IX.Administrative Provisions.

A.Administration.

The O&C Committee and its members, the Company CEO and the Executive Team, and any other individual to whom the O&C Committee, the Company CEO, and/or the Executive Team have delegated their responsibilities regarding the administration of this Plan, shall have full authority, discretion, and power necessary or desirable to administer and interpret this Plan. Without in any way limiting the foregoing, all such individuals shall have complete authority, discretion, and power, as granted by this Plan or delegated thereunder, to: (i) determine the Participants for each Plan Year; (ii) determine the Operational Metrics and the applicable threshold, target, superior, aspirational, and/or other achievement levels for such Operational Metrics; (iii)  determine the weighting of each Operational Metric to be used in calculating the Total Weighted Operational Metric Funding Percentage; (iv) evaluate and determine the level of attainment of the Operational Metrics and the individual performance of Participants;  (v)  determine the Individual Performance Modifier applicable to each Participant (vi) determine the amount of the Award for each Participant; (vii) interpret the provisions of this Plan and any other documentation used in connection with this Plan, including documentation specifying the Operational Metrics and their various achievement levels and weighting, the individual performance goals, Award opportunities, and the like; (viii)  establish and interpret rules and procedures (written or by practice) for the administration of the Plan; and (ix) make all other determinations and take all other actions necessary or desirable for the administration or interpretation of this Plan. All actions, decisions, and interpretations of such individuals shall be final, conclusive, and binding on all parties.

B.No Right to Continued Employment.

Nothing in this Plan shall be deemed by implication, action, or otherwise to constitute a contract of employment, or otherwise to provide a Participant with any right of continued employment or impose any limitation on any right of the Company to terminate a Participant’s employment at any time.

C.No Assignment.

A Participant or Participant’s beneficiary shall have no right to anticipate, alienate, sell, transfer, assign, pledge, or encumber any right to receive any Award made under the Plan, nor will any Participant or Participant’s beneficiary have any lien on any assets of the Company, or any affiliate thereof, by reason of any Award made under the Plan. No Award shall be in any manner subject to the debts, contracts, liabilities, engagements, or torts of any Participant.

D.Withholding.

The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, any taxes required by law to be withheld from Awards made under this Plan.

E.Amendment of Plan.

The Plan may be amended, suspended, or terminated at any time and from time to time, by action of the O&C Committee, provided no such amendment, suspension, or termination adversely affects any Participant’s right to receive any amount to which they have become entitled under the terms of this Plan prior to such amendment, suspension, or termination. In order to be effective, any amendment of this Plan or any Award must be in writing. No oral statement, representation, or the like shall have the effect of amending or modifying this Plan or any Award, or otherwise have any binding effect on the Company, the O&C Committee, the Executive Team, or any individual who has been delegated authority by the O&C Committee or the Executive Team to administer this Plan.

F.No Obligation to Continue Plan.

The adoption of the Plan does not imply any commitment to continue to maintain the Plan, or any modified version of the Plan, or any other plan for incentive compensation, for any succeeding year.

G.Governing Law.

The Plan shall be construed in accordance with, and governed by, the laws of the State of Texas, without regard to its conflicts of laws doctrine. Any disputes arising under this Plan and any action to enforce any provisions hereof, shall be maintained exclusively in the appropriate courts of Dallas County, Texas.

H.Severability.

In case any provision of the Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

I.No Funding.

All payments to be made hereunder shall be paid from the general assets of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. No Participant shall have any right, title, or interest whatsoever in or to any amounts under the Plan prior to receipt. Nothing contained in the Plan, and no actions taken pursuant to its provisions, shall create or be construed to create a trust or fund of any kind, or a fiduciary relationship between the Company and any other person. The rights of any Participant or beneficiary to any amounts hereunder shall be no greater than those of an unsecured general creditor of the Company.

J.Limitation of Liability.

Except for their own gross negligence or willful misconduct regarding the performance of the duties specifically assigned to them under, or their willful breach of the terms of this Plan, the Company, the O&C Committee and its members, the Executive Team and its members, and any other entity or individual administering any aspect of this Plan shall be held harmless by the Participants and their respective representatives, heirs, successors, and assigns, against liability or losses occurring by reason of any act or omission under the Plan.

K.Successors.

This Plan may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any person, firm, corporation, or business entity which at any time, whether by merger or purchase, or otherwise, acquires all or substantially all of the assets, equity, or business of the Company.

Executed July 29, 2026, to be effective as of July 28, 2026.

Oncor Electric Delivery Company LLC

By:/s/ Angela Guillory

Angela Guillory

Senior Vice President

Human Resources and Corporate Affairs